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                           FORM N-4, ITEM 24(b)(8.43)
       FORM OF SERVICE AGREEMENT BETWEEN DWS INVESTMENTS SERVICE COMPANY&
                   AMERICAN UNITED LIFE INSURANCE COMPANY(R)
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                                Service Agreement

SERVICE AGREEMENT ("Agreement") made as of the ____ day of _________ 2009, by and between [SERVICE PROVIDER NAME], a ____________________ corporation with its principal office at ____________________ (the "Service Provider") and DWS INVESTMENTS SERVICE COMPANY, a Delaware corporation with its principal office at 222 South Riverside Plaza Chicago, IL, 60606 (the "Transfer Agent").

WHEREAS, the Transfer Agent serves as transfer agent to the DWS Family of Funds, as set out on Schedule A hereto (the "Funds"), as such Schedule A may be amended from time to time, each of which is a series of an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Service Provider has been selected by certain defined contribution plans (each a "Plan" and collectively, the "Plans") to provide certain administrative and recordkeeping services (the "Services") in connection with their investments in the Funds in accordance with the procedures listed in Schedule B hereto;

WHEREAS, the Service Provider, its agent or affiliate and the Transfer Agent's affiliate have each entered into a membership agreement with the National Securities Clearing Corporation (the "NSCC") which developed a system through which beneficial interests of the Funds (the "Shares") can be purchased, redeemed or exchanged ("Fund/SERV") and each have access to the NSCC's Networking System ("NETWORKING");

WHEREAS, NETWORKING permits the transmission of Plan and Plan participant data between the Service Provider and the Transfer Agent pursuant to certain matrix levels established by the NSCC and the Service Provider has chosen Matrix Level _____;

WHEREAS, the Transfer Agent desires that the Service Provider provide Services with respect to the Plan investments held in one or more omnibus accounts the Service Provider maintains with the Transfer Agent and the Service Provider desires to provide such Services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       Terms of Appointment; Duties of the Parties

1.01. The Service Provider. The Service Provider shall perform the following functions and those Services described in Subparagraph 1.10 hereof with respect to and as agent for the Plans in accordance with procedures set forth herein and those established from time to time by agreement of the Transfer Agent and the Service Provider, and subject to terms and conditions set forth in each Fund's current prospectus:

(a) receive from the Plans, Plan participants, Plan sponsors, authorized Plan committees or Plan trustees, according to the Service Provider's agreement with each Plan, by the close of regular trading on the New York Stock Exchange (the "Close of Trading") each business day that The New York Stock Exchange is open for business ("Business Day"), instructions for the purchase, redemption and exchange of Shares (together, "Instructions");

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(b) based on  Instructions  received  each  Business  Day,  compute net purchase requests or net redemption requests for Shares for each Fund for each Plan (together, "Orders") and communicate Orders to the Transfer Agent;

(c) disburse or credit to the Plans, and maintain records of, all proceeds of Share redemptions and distributions not reinvested in Shares;

(d) ensure and oversee the timely and accurate transfer of funds in connection with Plan accounts with the Funds;

(e) prepare and deliver to the Plans periodic account statements showing for each Plan the total number of Shares held as of the statement closing date, purchases and redemption's of Shares during the statement period, and dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Shares), including dates and prices for all transactions;

(f) maintain adequate records for each Plan reflecting Shares purchased and redeemed, including the date, price and number of Shares purchased, redeemed or exchanged; dividend reinvestment dates and amounts of dividends paid for at least the current year to date; records of distributions and dividend payments; Share transfers; and overall control records. Such records shall be preserved, maintained and made available in accordance with the provisions of applicable law and regulations, and copies or, if required, originals shall be surrendered promptly to the Transfer Agent on and in accordance with its request. Records surrendered hereunder shall be in machine readable form, except to the extent that such records have been maintained only in paper form. Neither the Transfer Agent nor any Fund shall be responsible for the accuracy of the records maintained by the Service Provider;

(g) on behalf of and as instructed by each Plan, deliver to Plan participants (or deliver to the Plans for distribution to Plan participants) prospectuses, proxy materials and, periodic reports to shareholders;

(h) transmit to the Plans, in accordance with applicable law, confirmations of the processing of Instructions and Orders;

(i) maintain daily and monthly purchase summaries (expressed in both Share and dollar amounts) for each Plan;

(j) settle Orders in accordance with the terms of each Fund's prospectus;

(k) transmit to the Transfer Agent, or to any Fund designated by the Transfer Agent, such occasional and periodic reports as the Transfer Agent shall reasonably request from time to time to enable it or such Fund to comply with applicable laws and regulations or Fund board of trustees' inquiries;

(l) respond to Plan inquires regarding, among other things, Share prices, account balances, dividend amounts and dividend payment dates;

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(m) provide average cost basis reporting to Plan  participants to assist them in preparing their income tax returns;

(n) prepare and file with the appropriate governmental agencies such tax-related information, returns and reports as are required under applicable laws or regulations to be filed for reporting (i) dividends and other distributions,
(ii) amounts  withheld on dividends and other  distributions  and payments,  and
(iii) gross proceeds of sales transactions;

(o) assist with the solicitation of proxies from Plan participants, as requested from time to time by the Transfer Agent; and

(p) notify the Transfer Agent promptly in the event it becomes unable for any reason to perform the Services or any other of its obligations hereunder or if the performance of the Services or any of the obligations hereunder is materially affected.

1.02. Equipment. The Service Provider shall maintain adequate offices, personnel and computer and other equipment to perform the Services. Notwithstanding
Section 4.03, the Service Provider shall maintain or provide for a disaster plan for the continuance of the Services hereunder and shall maintain or provide for backup files of its records maintained hereunder and shall store such back-up files in a secure off-premises location, so that, in the event of a power failure or other interruption of whatever cause at the location of its records, the Service Provider's records are maintained intact and transactions can be processed at another location.

1.03. Insurance. The Service Provider shall maintain at all times general liability and other insurance coverage, including errors and omissions coverage, that is reasonable and customary in light of its duties hereunder, with limits of not less than $5 million. The Service Provider shall maintain at all times a fidelity bond covering the Service Provider and its employees and agents, with a limit of not less than $5 million. Such insurance coverage and such fidelity bond shall be issued by a qualified insurance carrier with an A.M. Best's rating of at least "A" or with the highest rating of a nationally recognized statistical rating organization. Notwithstanding any provision to the contrary herein, no provision of this Agreement shall relieve an insurer of any obligation to pay to any Fund, the Transfer Agent or any affiliate of the Transfer Agent, the Service Provider, or any other insured party any claim that would be a covered claim in the absence of any provision hereof.

1.04. Disclosure to Plans. The Service Provider shall take all steps necessary to ensure that the arrangements provided for in this Agreement and any other fees are properly disclosed to the Plans.

1.05. Transmission of Information to the Service Provider. In accordance with procedures established from time to time by agreement of the Transfer Agent and the Service Provider, the Transfer Agent shall transmit to the Service Provider via NSCC the following information for each Fund, as received by the Transfer Agent from third parties: (a) net asset value information as of the Close of Trading each Business Day; (b) dividend and capital gains distribution information, as it arises; and (c) daily accrual for dividend rate factor (mil rate) information with respect to Funds which declare dividends daily.

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1.06.   Fund/SERV  and  NETWORKING.   The  parties  shall  employ  Fund/SERV  to
communicate, process and settle transactions hereunder and NETWORKING to share data. The Transfer Agent and the Service Provider each shall perform any and all duties, functions, procedures and responsibilities assigned to it under such NSCC Rules & Procedures or otherwise by the NSCC from time to time. The Transfer Agent and the Service Provider each shall conduct its activities hereunder in compliance with applicable laws, rules and regulations, and such NSCC Rules & Procedures relating to Fund/SERV and NETWORKING as amended from time to time.

1.07. Representations Regarding Shares. Any representation made by the Service Provider regarding any Shares or a Fund shall be in its capacity as agent for the Plans and not in its capacity as agent of the Funds. The Service Provider shall make no representation in any capacity regarding any Shares or a Fund except as set forth in such Fund's current prospectus, statement of additional information or current sales literature furnished by such Fund or by the Transfer Agent.

1.08. Confidentiality of Information. The Parties hereto agree on behalf of themselves, their affiliates and employees that the terms of this Agreement, information exchanged hereunder, information about each others' respective customers or potential customers and books, records, information and data pertaining to the business of the other or that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement are confidential and shall remain confidential, and shall not be disclosed, sold or used in any way by either party without the prior written consent of the other party. Notwithstanding the foregoing, such confidential information may be disclosed to others on a "need to know basis" to carry out the terms of this Agreement or as authorized by applicable privacy rules and regulations. The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder
(iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation, or by order of a court of competent jurisdiction, regulatory agency or administrative agency.

1.09. Compliance with Law. The Service Provider shall at all times comply with all applicable federal and state laws and regulations thereunder and rules of any self-regulatory agency in connection with the performance of its responsibilities under this Agreement.

1.10. Administrative Services. The Service Provider shall perform the Services as an independent contractor and not as an employee or agent of the Transfer Agent or any Fund. The parties agree this Agreement does not entitle the Service Provider to purchase any Shares for its own account, and the Service Provider hereby represents that the Shares it holds on any Plan's behalf will be segregated from the Service Provider's own assets.

1.11. No Impairment of Authority. No provision of this Agreement shall limit in any way the authority of any Fund or of the distributor of any Fund to take such action as it deems appropriate in connection with matters relating to the operation of such Fund and the sale of its Shares.

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1.12. Authority of the Service Provider.  The Service Provider acknowledges that it is not authorized by any Fund to register the transfer of any Fund's Shares or to transfer record ownership of any Fund's Shares, and that only the Transfer Agent is authorized to perform such activities.

1.13. Use of Names. (a) Subject to this Section 1.13, the Service Provider may use any trademark, trade name, service mark or logo of the Transfer Agent or the Funds.

(b) The Service Provider shall comply with reasonable standards or specifications imposed by the Transfer Agent or any Fund relating to the Service Provider's use (or proposed use) hereunder of the names or other identifying marks of the Transfer Agent or such Fund and the Service Provider shall not use any such names or other identifying marks in a manner unsatisfactory to the Transfer Agent or the Funds.

(c) The Service Provider shall provide, upon request, the Transfer Agent with copies of all sales literature and other marketing materials, including all electronic marketing materials such as websites which refer to the Transfer Agent or any Fund. Notwithstanding the foregoing, Service Provider may include a listing of available Funds (including fund family name, the name of the Funds and/or applicable Share classes) in any sales materials or other documentation it prepares without Transfer Agent approval. The Service Provider shall file, if required, all such materials with the proper regulatory authorities.

(d) If the Service Provider elects to include any materials provided by the Transfer Agent or the Funds, specifically prospectuses, statements of additional information, shareholder reports or proxy materials, on its web site or in any other computer or electronic format, the Service Provider assumes sole responsibility for maintaining such materials in the form provided by the Transfer Agent or the Funds and for promptly replacing such materials with all updates provided by the Transfer Agent.

1.14. Short Term Trading. The Service Provider understands and agrees that the Transfer Agent (on behalf of the Funds) may refuse to sell Shares to any person, or suspend or terminate the offering of Shares of any Funds if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Fund, deemed necessary, desirable or appropriate. Without limiting the foregoing, the Transfer Agent reserves the right to reject any purchase order, including those purchase orders with respect to shareholders or accounts whose trading has been or may be disruptive to the Funds or that may otherwise adversely affect the Funds. The Service Provider agrees to use its reasonable best efforts to render assistance, and to cooperate with the Transfer Agent to achieve compliance with the Funds' policies and restrictions on short-term and/or excessive trading activity as they may be amended from time to time, or to the extent required by applicable regulatory requirements. In particular, the Service Provider understands that the Funds impose redemption fees on the redemption of Shares held for a short period of time as specified in each applicable Fund's prospectus, and the Service Provider agrees that, to the extent it makes such Funds available, it will ensure that any redemption with respect to shareholders or accounts will comply with such requirements.

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1.15.  5%  Shareholders.  In the event  that an omnibus  account of the  Service
Provider with any Fund represents more than five percent (5%) of the outstanding Shares of such Fund, the Transfer Agent may request that the Service Provider confirm its status as shareholder of record and advise whether any Plan or Plan participant beneficially owns more than five percent (5%) of the outstanding Shares of such Fund through such omnibus account. For this purpose, the Transfer Agent shall indicate in its inquiry the number of Shares that currently equal five percent (5%) of the outstanding Shares of such Fund. The Service Provider shall respond promptly, accurately and completely to any such inquiry. Whenever the Transfer Agent or a Fund advises the Service Provider that it is required by law to obtain the name and other identifying information of a Plan or Plan participant who beneficially owns more than five percent (5%) of the outstanding Shares of a Fund, the Service Provider shall provide such information to the extent it is within the Service Provider's possession or control. Neither the Transfer Agent nor any Fund will use or disclose such information received from the Service Provider except as required by applicable law.

1.16. Error Resolution. The Service Provider shall verify daily Orders placed with each Fund the previous Business Day and shall notify the Transfer Agent promptly upon discovery of any error. The Service Provider and the Transfer Agent shall notify each other of any error in an account upon its discovery and shall cooperate with each other to correct and resolve such error as quickly as possible.

1.17. Fees Solely for Administrative Services. The parties hereto acknowledge that the Administrative Fees are for administrative and recordkeeping services only and do not constitute payment in any manner for investment advisory or distribution services or services of an underwriter or principal underwriter within the meaning of the Securities Act or the 1940 Act. The parties acknowledge that the provision of such services and any other actions of the Service Provider related to the Funds and not specifically authorized herein are outside the scope of this Agreement.

1.18.

2. Compensation

2.01. Expenses. The Service Provider shall bear all expenses arising out of the performance of the Services and of the performance of its functions hereunder on behalf of the Plans. The Service Provider shall not receive (nor shall any agent of the Service Provider receive) from the Transfer Agent (or from any affiliate of the Transfer Agent) or from any Fund any monetary compensation or reimbursement for such expenses. The Transfer Agent and each Fund shall bear all its expenses hereunder and shall not receive (nor shall any agent of the Transfer Agent or a Fund receive) from the Service Provider any monetary compensation or reimbursement for such expenses.

2.02 Administrative Fees. In consideration of the Service Provider's performance of the Services, the Transfer Agent shall pay to the Service Provider the fees (the "Administrative Fees") described in Schedule C hereto, as such Schedule C may be amended from time to time with the mutual consent of the Service Provider. The Service Provider must notify the Transfer Agent in writing immediately upon the opening of any new omnibus account with the Transfer

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Agent.  The Transfer  Agent shall not pay any fees on Shares held in the Service
Provider's  account with the Fund prior to the effective date of this Agreement.
The  Service   Provider   shall   invoice  the  Transfer   Agent  for  all  such
Administrative Fees Transfer Agent shall, absent a good faith dispute about the Service Provider's invoice, pay or cause to be paid the amounts owed to the Service Provider within 30 days of receipt of the invoice. The Transfer Agent may, by written notice promptly given and in good faith, dispute any aspect of the Service Provider's invoice, in which case the Transfer Agent will make payment to the Service Provider within 45 days of the resolution of such dispute. The Service Provider shall furnish the Transfer Agent with any
information   including   account  numbers,   Plans  and  any  other  supporting
documentation or data as the Transfer Agent may reasonably request connected with the Administrative Fee payment. In any case, no fee shall be paid under this Agreement with respect to Shares for which a Fund or the Transfer Agent is obligated to pay fees to another entity for similar services as those provided by the Service Provider under this Agreement.

No 12b-1 or other fees are paid pursuant to this Agreement, but are paid pursuant to a separate agreement between the Funds' distributor and a registered or exempt broker dealer. If the entity receiving 12b-1 and other fees is an entity different from the entity executing this Agreement such entity will also be required to execute a separate Fund/SERV and Networking Agreement.

3. Representations and Warranties

3.01. The Service Provider's Representations. The Service Provider represents and warrants to the Transfer Agent that:

(a) any ownership of Fund Shares by the Service Provider is purely as nominee for or on behalf of the Plans, such that the Service Provider does not have investment discretion over or power to vote such Fund Shares;

(b) it is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation;

(c) it has full power and authority under applicable law to carry on its business, and is registered or licensed as required, in each jurisdiction where it conducts its business;

(d) (i) it is duly registered as a transfer agent under section 17A of the Securities Exchange Act of 1934, as amended ("1934 Act") and it is duly registered as a broker-dealer under section 15 of the 1934 Act; or, if not so registered, it is not required to be so registered in order to perform this Agreement, (ii) if it is registered as a broker-dealer under section 15 of the 1934 Act, it is in compliance with the conditions and qualifications set forth in the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (the "FINRA"), and (iii) it undertakes to comply with any determination by a governmental agency or court of competent jurisdiction that activities substantially similar to those of the Service Provider hereunder are such as to require registration as a transfer agent or broker-dealer under the 1934 Act or, alternatively to terminate the Agreement;

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(e) it  maintains  and knows of no reason  why it cannot or will not  during the
term  hereof  maintain  adequate  offices,  personnel,   computer  software  and
hardware, and other equipment to perform the Services contemplated by this Agreement;

(f) either it will not exercise any of the authority, control or responsibility which may make it a "fiduciary" as such term is defined in section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") to cause any account which is subject to ERISA ("ERISA account") to invest in Fund Shares or, to the extent it does exercise any such authority, control or responsibility, it will (a) fully disclose to each ERISA account the terms of its arrangements under this Agreement and (b) either offset all fees it receives hereunder with respect to any Funds Shares held by such ERISA account against the fees to which it would be entitled from such ERISA account or credit such fees to such ERISA account;

(g) the receipt for the Administrative Fees by the Service Provider will not constitute a "prohibited transaction" as such term is defined in section 406 of ERISA and section 4975 of the Internal Revenue Code of 1986, as amended (the "Code");

(h) its entering into and performing this Agreement are duly authorized by any necessary corporate actions and will not violate any provision of applicable law or regulation (including, but not limited to, Rule 22c-1 under the 1940 Act) or order of any court, governmental or regulatory body, or any agreement or instrument by which it is bound;

(i) to the extent the Service Provider has engaged one or more third parties (including affiliates of the Service Provider) to act as subcontractor(s) or agent(s) ("Agents") to perform Services that the Service Provider is responsible for performing under this Agreement, the Service Provider has determined that each such Agent is capable of performing such Services and shall take measures as may be necessary to ensure that such Agents perform such Services in accordance with the terms of this Agreement and applicable law;

(j) the Service Provider's and its Agent's, if any, internal control structure over the processing and transmission of Plan Instructions is suitably designed to (i) prevent Instructions received after the Close of Trading from being aggregated and communicated to the Transfer Agent with Instructions received before the Close of Trading and (ii) minimize errors that could result in the late transmission of such Instructions;

(k) it has entered into a membership agreement with the NSCC, and has met all the requirements to participate in Fund/SERV;

(l) to the extent the Service Provider is an institution subject to the Bank Secrecy Act and the USA PATRIOT Act and any future amendments (together, the "AML Acts"), the Service Provider represents and warrants that it will comply with the AML Acts, the rules and regulations under the AML Acts, and the rules, regulations and regulatory guidance of the Treasury Department, the Securities and Exchange Commission, the National Association of Securities Dealers or any other applicable self-regulatory organization (collectively, "AML Rules and Regulations"). If the Service Provider is not an institution subject to the AML Acts as of the date of this Agreement but becomes subject to the AML Acts during the term of this Agreement, the Service Provider represents and warrants that it will comply with applicable

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AML Rules and Regulations.  The Service Provider further represents and warrants that it will assist the Transfer Agent, the Funds and their service providers in making an assessment of the Service Provider's anti-money laundering program, as may be reasonably necessary for the Funds and their service providers to fulfill
their  responsibilities,   if  any,  relating  to  their  anti-money  laundering
programs. The Service Provider agrees that it will provide the Transfer Agent, the Funds and their service providers, upon request, with a certification satisfactory to the Funds concerning the Service Provider's compliance with all applicable AML Rules and Regulations and any other information reasonably requested by the Funds or their service providers to assist with compliance with applicable AML Rules and Regulations; and

(m) the Service Provider will not submit Orders to the Transfer Agent or its designee pursuant to this Agreement other than with respect to transactions on behalf of Plans.

3.02. The Transfer Agent Representations. The Transfer Agent represents and warrants to the Service Provider that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation;

(b) it has full power and authority to carry on its business in its state of incorporation;

(c) it is authorized to appoint the Service Provider as agent for the Funds for the limited purpose set forth herein;

(d) it is duly registered as a transfer agent under section 17A of the 1934 Act; and

(e) its entering into and performing this Agreement are duly authorized and will not violate any provision of applicable law, regulation or order of any court, governmental or regulatory body, or any agreement or instrument by which it is bound.

4. Indemnification

4.01. By the Transfer Agent. The Transfer Agent shall indemnify and hold the Service Provider, and their directors, trustees, officers and employees harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities ("Losses") arising out of or attributable to:

(a) The Transfer Agent's refusal or failure to comply with the provisions of this Agreement or applicable law; or

(b) the bad faith, negligence or willful misconduct of the Transfer Agent; or

(c) the breach of any representation or warranty of the Transfer Agent hereunder, in each case except to the extent such Losses arise out of or are attributable to another party's breach of any provision of this Agreement or the bad faith, negligence or willful misconduct of another party in performing its obligations hereunder.

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4.02. By the Service Provider. The Service Provider shall indemnify and hold the
Transfer Agent, each affiliate of the Transfer Agent, each Fund, and their directors, trustees, officers and employees harmless from and against any and all Losses arising out of or attributable to:

(a) The Service Provider's refusal or failure to comply with the provisions of this Agreement or applicable law or with instructions properly given hereunder, whether it is performing functions on behalf of the Plans or providing Services; or

(b) The Service Provider's performance of or failure to perform the Services; or

(c) the bad faith, negligence or willful misconduct of the Service Provider, whether it is performing functions on behalf of the Plans or providing Services; or

(d) the Service Provider's furnishing to any Plan, Plan participant, Plan sponsor, authorized Plan committee or Plan trustee any materially inaccurate, misleading or untimely information regarding any Fund or the Shares; or

(e) the breach of any representation or warranty of the Service Provider hereunder; in each case except to the extent such Losses arise out of or are attributable to another party's breach of any provision of this Agreement or the bad faith, negligence or willful misconduct of another party in performing its obligations hereunder. Without limiting the generality of the foregoing, the Service Provider shall indemnify and hold harmless the Transfer Agent and each Fund for any Loss, including fines or penalties, incurred as a result of the Service Provider's cancellation or correction of any trade or failure to settle a trade, or from an As Of Trade (defined in Schedule B) placed through Fund/SERV, or failure to comply with Fund/SERV policies and procedures.

4.03. Acts of God. In the event that any party is unable to perform its obligations under the terms of this Agreement because of acts of God or other causes beyond its reasonable control, such party shall not be liable to any other party for any damages resulting from such failure to perform or otherwise from such causes; provided such party took commercially reasonable best efforts to make alternative arrangements.

4.04. No Consequential Damages. No party to this Agreement shall be liable to any other party for consequential damages under any provision of this Agreement.

4.05. Error and Delays. In the event of any error or delay with respect to information regarding the pricing, purchase, redemption, transfer or registration of Shares (including transactions on an As Of Basis, which must be approved and authorized by the Transfer Agent), the parties agree that each is obligated to make Plans and the Funds, respectively, whole for any error or delay that it causes or that has been caused in connection with any transaction or trade it has transmitted or submitted, subject in each case to the Funds' policies on materiality of pricing errors, if applicable. In addition, each party agrees that neither will receive compensation from the other for the costs of any reprocessing necessary as a result of an error or delay. Each party agrees to provide the other with prompt notice of any errors or delays of the type referred to in this paragraph.

4.06. Claim Procedure. In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or loss for which any party (the "Indemnitor") may be required to indemnify another party (the "Indemnitee"), the Indemnitee shall promptly notify the Indemnitor of such assertion or loss, and shall keep the Indemnitor advised with respect to all developments concerning any such claim. The Indemnitor shall have the option to participate at its expense with the Indemnitee in the defense of any such claim. In the event that there is more than one Indemnitor with respect to any such claim, the Indemnitors shall agree as to their exercise of this option. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify it except with the Indemnitor's prior written consent. The obligations of the Transfer Agent, the Funds and the Service Provider under this Section 4 shall survive the termination of this Agreement.

5. Amendment and Termination of Agreement

5.01. Amendment. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by all the parties affected thereby; provided that an amendment solely to add or remove any Fund on Schedule A shall be effective as of the date of written notice by a party hereto, to the other, unless any other party objects in writing within thirty
(30) days after receiving notice of such amendment.

5.02. Termination Without Cause. This Agreement may be terminated by any party upon ninety (90) days written notice to each other party.

5.03. Termination With Cause. This Agreement may be terminated by the Transfer Agent or any Fund as to itself immediately upon notice to each other party in the event that (a) the Service Provider or Transfer Agent become unable for any reason to perform the Services contemplated by this Agreement, or (b) the performance by the Service Provider of the Services contemplated by this Agreement becomes in the terminating party's reasonable judgment unlawful or ceases to satisfy the terminating party's reasonable standards and so becomes unacceptable to the terminating party. This Agreement may be terminated by any party hereto immediately upon notice to each other party in the event that (a) the Transfer Agent ceases to be the Transfer Agent for all the Funds, (b) all the Funds cease to be investment alternatives under all the Plans, (c) the Transfer Agent refuses to pay or fails to pay to the Service Provider amounts owed under this Agreement, (d) all the Funds decline to accept any additional purchase or redemption requests for Shares, the Securities and Exchange Commission issues any stop order suspending the effectiveness of the registration statements or prospectuses of all the Funds, or current prospectuses for all the Funds are not on file with the Securities and Exchange Commission as required by section 10 of the Securities Act or (d) any other party materially breaches this Agreement.

6. Assignment and Delegation

Except as otherwise provided herein, neither this Agreement nor any rights, duties or obligations hereunder may be assigned or delegated by any party without the written consent of the other parties except that the Transfer Agent may delegate its authority or assign this Agreement to an affiliate. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

7. Relationship of the Parties

7.01. Except for the sole and limited purpose of receiving orders for purchases and redemptions of Shares for which the Service Provider will be considered an agent for the Funds (subject to the Service Provider's compliance with Section
1), it is understood and agreed that all services performed hereunder by the Service Provider shall be as an independent contractor and not as an employee or agent of the Transfer Agent or any of the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party, other than as specifically provided for in this Agreement.

7.02. The Service Provider may hire or make arrangements for subcontractors, agents or affiliates to perform any of the recordkeeping services set forth in this Agreement. The Service Provider shall provide the Transfer Agent with written notice of the names of any subcontractors, agents or affiliates the Service Provider hires or arranges to perform such services, and any specific operational requirements that arise as a result of such arrangement. The Service Provider agrees that it is and will be responsible for the acts and omissions of its subcontractors, agents and affiliates, and the indemnification provided by the Service Provider in Section 4 shall be deemed to cover the acts and omissions of such subcontractors, agents and affiliates to the same extent as if they were the acts or omissions of the Service Provider.

8. Notices

Notices hereunder shall be in writing, shall be signed by an authorized officer, and shall be deemed to have been duly given if delivered personally, sent by certified mail (return receipt requested), by overnight mail courier or sent by facsimile machine if confirmed by telephone, and if it is addressed to a party either at its address below or at a changed address specified by it in a notice to the other parties hereto:

         Transfer Agent:            DWS INVESTMENTS SERVICE COMPANY
                                    222 South Riverside Plaza
                                    Chicago, IL 60606
                                    Attention:  Barbara Wizer

                  CC:               Deutsche Asset Management
                                    Legal Dept. (U.S. Retail Division)
                                    280 Park Avenue, 6th Floor
                                    New York, NY 10017

                            DST SYSTEMS
                            210 West 10th Street
                            Kansas City, MO 64105
                            Attention:  Daniel Killeen, DWS Investments Account

         Service Provider:          [SERVICE PROVIDER NAME]


                                    Attention:__________________________

                                    __________________________________

                                    __________________________________

9.       Miscellaneous

9.01. Delaware Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

9.02. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. All exhibits and schedules hereto, as amended from time to time, are incorporated herein and made a part hereof. References herein to exhibits and schedules refer to such exhibits and schedules as so amended. Nothing contained in this Agreement is intended to convey rights to any third parties such as Plans, Plan trustees or Plan participants.

9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original document and all of which together shall be deemed one and the same instrument.

9.04. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.



[SERVICE PROVIDER NAME]



By:

Name:

Title:



DWS INVESTMENTS SERVICE COMPANY



By:

Name:  Barbara Wizer

Title:  President





By: ________________________________________

Name:

Title:

                                   Schedule A

                                  List of Funds

All Class A, Class S, and Institutional Class shares of the DWS Family of Funds (whether existing at the date of the Agreement or established subsequent thereto).

                                   Schedule B

                                   Procedures

1. Accounts. The Service Provider shall maintain a record of each Plan and Plan participant's address, taxpayer I.D. and the number of Shares held by Plan and Plan participant.

2. Registration. Accounts shall be registered as omnibus house accounts in the name of the Service Provider. Registration information must be received by the Transfer Agent prior to any trade activity. The Transfer Agent reserves the right to reject the form of any pending registration.

3. Account Updates. The Service Provider shall be responsible for providing the Transfer Agent with updates to account registrations including, but not limited to, maintenance information, addresses and tax identification numbers.

4. Plan and Plan participant's Instructions. The Service Provider represents that the instructions maintained by the Service Provider relating to registration (including, without limitation, the Plan and Plan participant's tax identification number, any tax withholding information and any information required from time to time by the FINRA), and the selection of options and privileges are in accordance with the Plan and Plan participant's instructions.

5. NETWORKING Documentation. For each NETWORKING Account, the Service Provider shall provide the Transfer Agent with all necessary or appropriate information or documentation to establish and maintain each NETWORKING Account (and any subsequent changes to such information) which the Service Provider hereby certifies, to the best of the knowledge of the Service Provider, is and shall remain true and correct. The Service Provider shall comply in all respects with any and all applicable obligations relating to withholding pursuant to the Code and shall promptly advise the Transfer Agent of any matter that may affect the responsibilities of the Funds or the Transfer Agent to shareholders pursuant to the Code. The Service Provider shall maintain adequate documentation to verify the relevant information regarding each NETWORKING Account. Registration information must be received by the Transfer Agent prior to any trade activity.

6. Accuracy. The Service Provider shall be solely responsible for the accuracy of each Order and the issuance of any Fund/SERV Order will constitute the Service Provider's representation and warranty to the Transfer Agent and the Fund that the Order is accurate, complete and issued as duly authorized by the Plan and Plan participant whose Shares are the subject of the Order. All orders for the purchase of Shares are subject to acceptance or rejection by the Transfer Agent, the distributor or underwriter for the Funds ("Underwriter"), or the Funds, as applicable, in their sole discretion. The Service Provider shall receive confirmation of purchases, redemptions and exchanges, and notice of any rejections, from the Transfer Agent, the Underwriter, or the Funds, as applicable, via Fund/SERV. Exchanges are limited to exchanges among identically registered accounts within the same Fund class.

7. Trade Date and Receipt of Orders. Orders shall be deemed to have been received (and price protected) as of the day on which the Orders were placed by the Service Provider with the Transfer Agent ("Trade Date"), if such Orders are received by the Service Provider in the form of Instructions from the Plans and/or Plan participants prior to Close of Trading on a Business Day and transmitted to NSCC no later than 12:00 a.m. (midnight) Eastern Time ("ET") on such Trade Date (or 5:00 a.m. ET for defined contribution Orders) ("Cut-off"). The Service Provider warrants that all Orders the Service Provider transmits to the Funds for processing as of a particular Trade Date will relate only to Instructions received by the Service Provider prior to the Close of Trading on that Trade Date. Subject to the terms and conditions of this Agreement, the Transfer Agent hereby appoints the Service Provider as agent of the Funds for the sole purpose of receiving Instructions and communicating Orders to the Transfer Agent after the Close of Trading. The Service Provider shall transmit the purchase price of all purchase orders to NSCC on the next Business Day after Trade Date (T+1). If the Service Provider fails to so transmit the purchase price, then the Fund or the Transfer Agent shall have the right to cancel the order or redeem the Shares purchased pursuant to that order and the Service Provider shall be liable for any loss incurred by the Fund or its shareholders as a result of the non-payment of the purchase price and the redemption of the Shares. The Transfer Agent, on behalf of each Fund, shall have the right in such case to claim the amount of such loss from the Service Provider which the Service Provider hereby agrees to promptly pay.

For orders transmitted through means other than the NSCC, such order shall be processed and settled as follows. Orders received in proper form from Plans before the Close of Trading on a Business Day ("Day 1") will be processed by the Service Provider or its agent or designee that day. On the next Business Day ("Day 2"), the Service Provider or its agent or designee will transmit orders for net purchases or redemptions of Shares to the Transfer Agent or its agent or designee by 9:30 a.m. ET for the domestic Funds and 8:00 a.m. ET for all other Funds. Upon request, the Transfer Agent may provide a list of the Funds categorized as domestic and other for purposes of this paragraph, which list may be amended from time to time at the discretion of the Transfer Agent. Payments for net purchases shall be transmitted by the Service Provider or its agent or designee as specified in the applicable Fund's prospectus and/or statement of additional information. Payments for net redemptions shall be initiated for transmission of payment by the Transfer Agent as specified in the applicable Fund's prospectus and/or statement of additional information in accordance with the instructions agreed upon between the Service Provider and the Transfer Agent.

8. As Of Trading. In the event that any order placed by the Service Provider are processed by the Transfer Agent on an as-of basis ("As Of Trade") as an accommodation to the Service Provider (including cancellations or corrections of previously placed Instructions), the Service Provider shall promptly pay each Fund for any loss incurred to the Fund as a result of the As Of Trade. The Transfer Agent shall have complete and sole discretion as to whether or not to accept an As Of Trade. If an As Of Trade is allowed by the Transfer Agent to be processed as of a particular Trade Date, the Service Provider warrants that the trade relates only to Instructions received by the Service Provider by the Close of Trading on Trade Date.

9. Overpayment. In the event of overpayment to the Service Provider upon redemption where such overpayment is caused by the Transfer Agent's error, the Service Provider agrees to use its best efforts to collect such overpayment. If, after such efforts, the

Service Provider is not able to recover all of such overpayment, the Service Provider will cooperate with the attempts of the Transfer Agent or the relevant Fund to recover any portion of the overpayment, including providing the Transfer Agent or a Fund with information reasonably available to the Service Provider as to the identity of the Plan and Plan participant(s) from whom such remainder has not been recovered. Alternatively, if the overpayment proceeds are still in the custody of the Service Provider or the Plan's or Plan participant's account with the Service Provider, the Transfer Agent, at its option, shall be entitled to reclaim such overpayment. Overpayments caused by the Service Provider's error shall be the sole responsibility and liability of the Service Provider.

10. Redemption Fees. If the Service Provider transacts through an omnibus account, on behalf of any Plan and Plan participant, in a Fund that imposes a redemption fee upon Shares held less than the time required by the prospectus to avoid imposition of such redemption fee, the Service Provider agrees that it can track the Plan and Plan participant's fee eligible Shares and accurately calculate the amount of the redemption fee and will communicate to the Transfer Agent the amount of such fee to be manually entered outside of Fund/SERV/NETWORKING by the Transfer Agent (although the trade itself would take place within the Fund/SERV/NETWORKING environment). The Service Provider agrees that it will be liable for (and that the indemnity provisions contained herein shall apply to) any losses the Transfer Agent or a Fund incurs as a result of the Service Provider's failure to accurately calculate the redemption fee.

11. Other Procedures. Each party shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit access to Fund/SERV to persons specifically authorized by such party.

12. Conflicts. If any provision of the NSCC's Rules & Procedures shall be inconsistent with any provision hereof, the provisions hereof shall control.

13. Non NSCC Purchase and Redemption Payments. The Service Provider shall pay the total purchase price for all purchase orders for any Trade Day by Noon EST on the Business Day following such Trade Date or as soon as practicable thereafter so long as any delay is not due to Service Provider error. The Transfer Agent shall initiate or cause each redeeming Fund to initiate the total redemption payment for all redemption Orders via wire for any Trade Day as specified in the applicable Fund's prospectus and/or statement of additional information or as soon as practicable thereafter so long as any delay is not due to Service Provider error.

14. Dividend Information. The Transfer Agent shall provide information regarding dividends and other distributions to the Service Provider in a timely manner via NSCC to permit the Service Provider to credit payments to the Plan and/or Plan participants on or as quickly as possible after the payment date. In each case, for each Fund, the Transfer Agent shall provide the following information to the Service Provider: (i) record date, (ii) ex-dividend date, (iii) payment date, and (iv) reinvestment price per share. The Service Provider shall hold all such information in the strictest confidence until made public by the Transfer Agent or a Fund and shall use all such information only for purposes of computing amounts of payments to the Plans and Plan participants.

15. Price Information Errors. In the event an adjustment is required to correct an error in any Fund's price information or in the distribution rate for a dividend or other distribution by any Fund (a "Price Information Error"), the Transfer Agent shall notify the Service Provider promptly after discovering the need for such adjustment. Such notice shall state the incorrect price or rate, the correct price or rate, and the dates on which the incorrect price or rate was used. Following such notice, the Service Provider shall review transactions processed to the subaccounts on the dates on which the incorrect price or rate was used. Following such review, the Service Provider shall promptly notify the Transfer Agent of any necessary adjustments. No adjustment will be made in any omnibus account based on any alleged Price Information Error, and the Service Provider will make no adjustments in its accounts, unless the Transfer Agent notifies the Service Provider of the need for such adjustment in accordance with any Price Information Error policy adopted by the Board of Trustees for the affected Fund. If as a result of a Price Information Error the Service Provider has received too few Shares of a Fund, such Fund shall make the necessary adjustment and shall promptly increase the number of its Shares in the affected accounts in accordance with any Price Information Error policy adopted by the Fund. If as a result of a Price Information Error the Service Provider has received too many Shares of a Fund and upon notice by the Transfer Agent in accordance with any Price Information Error policy adopted by the Fund, the Service Provider shall employ its commercially reasonable efforts to promptly adjust Plan and Plan participant accounts and decrease the number of such Shares in such accounts to the extent that there are sufficient numbers of such Shares in such accounts and to the extent permitted by law. The Service Provider shall employ its commercially reasonable efforts to cooperate with the Transfer Agent, on request, in attempting to recover excess amounts of cash proceeds in the hands of affected Plan and Plan participants who no longer hold Shares of the affected Fund(s).

16. Networked Accounts. For all Plan and Plan participants of the Service Provider who are to be placed in or transferred to accounts in Matrix Levels in which the Service Provider has control over the accounts or executes or directs any account transactions, or in which the Plan and Plan participants have limited or restricted access to the Funds, the Service Provider represents and warrants that (i) it has the prior written consent of each such Plan and/or Plan participant for such an arrangement, and that in obtaining such consent, it has informed the Plan and/or Plan participants of all material facts relating to such arrangement and (ii) all its instructions and communications regarding such accounts, including all transfers, will be rightful, will not be submitted for any improper, inappropriate or illegal purposes, and will have been duly authorized by the Plan and/or Plan participant.

17. Plan and Plan Participant Instructions. Unless otherwise prohibited by law, upon receipt of appropriate instructions from a Plan and Plan participant (including instructions from the Service Provider's correspondents, the Funds or the Transfer Agent that were received from the Plan and Plan participant), the Service Provider shall promptly execute the Plan and Plan participant's instructions to terminate the maintenance of the Plan and Plan participant's account through NETWORKING or to effect changes regarding the Matrix Levels utilized by the Plan and Plan participant in accordance with the Plan and Plan participant's instructions; provided, however, that the Service Provider shall be required to terminate the maintenance of a Plan and Plan participant's account through NETWORKING only if the Plan and Plan participant has paid for all Shares in its NETWORKING account and the Plan and Plan participant does not have any obligation to the Service Provider with respect to the Shares.

18. Matrix Level 3. If applicable, all information that is timely received by the Service Provider from the Funds or the Transfer Agent for inclusion in Plan and Plan participant tax statements relating to the period during which a NETWORKING account was maintained under Matrix Level 3 in a taxable year shall be reported to Plan and Plan participants accurately, completely and in a timely manner. The Service Provider agrees that it is solely responsible for issuing such tax statements.

19. Dividends. For each NETWORKING account maintained under a Matrix Level in which cash dividends are received by the Service Provider from the Funds or the Transfer Agent for payment to Plan and Plan participants, the Service Provider shall be solely responsible for ensuring that all cash dividends received by the Service Provider are paid to the Plans and Plan participants in a timely manner. As among the Funds, the Transfer Agent and the Service Provider, the Service Provider shall be solely responsible for any liabilities arising from such cash dividend payments reported by the Plans and Plan participants as lost, stolen, materially altered, or forged.

20. Records. The official records of the Plan and Plan participants' accounts shall be as determined by the Funds. For all Matrix Levels in which the Service Provider also keeps Plan and Plan participant records regarding the Funds, it is the duty and responsibility of the Service Provider to reconcile any differences between the Service Provider's records and the Funds' records. Upon reconciliation the party causing the discrepancy shall be responsible and liable for any discrepancies between the Service Provider's records and the records of the Funds. Notwithstanding anything in this Agreement to the contrary, with regard to the Service Provider's responsibility to reconcile with the Funds, if the Service Provider does not give notice to the Transfer Agent of receipt of any potentially inaccurate information within 30 days of confirmation by the Transfer Agent, the Transfer Agent shall not be responsible for the inaccuracy of such information.

21. Confirmations. If the Service Provider elects to use a Matrix Level under which the Service Provider has responsibility for generation of confirmation statements, then the Service Provider agrees that it is solely responsible for issuing such confirmations. The Service Provider agrees that with regard to any information it receives from the Transfer Agent or its affiliates, and which the Service Provider reports to its Plan and Plan participants, it will report such information accurately, provided it is received accurately.

                                   Schedule C

                             The Administrative Fees

1. For the Funds and share classes listed in Schedule A to the Agreement, the Transfer Agent agrees to pay the Administrative Fees to the Service Provider quarterly at the following annual rates based on the monthly average net asset value of the indicated Fund Share Class and corresponding Fund type for each account registered with the Transfer Agent for which the Service Provider performs Services pursuant to the Agreement.



Fund Share Class           Fund Type              Annualized Fee Rate

Class A                    Equity                  0.25 of 1% (25 basis points)

Class S                    Equity                  0.25 of 1% (25 basis points)

Institutional Class        Equity                  0.10 of 1% (10 basis points)

Class A                    Fixed Income            0.25 of 1% (25 basis points)

Class S                    Fixed Income            0.25 of 1% (25 basis points)

Institutional Class        Fixed Income            0.05 of 1% (5 basis points)

Class A                    Index                   0.10 of 1% (10 basis points)

Class S                    Index                   0.10 of 1% (10 basis points)



In addition, with respect to the following money market Funds listed in Schedule A to the Service Agreement, the Transfer Agent will pay the Service Provider a quarterly fee at the following annual rates:


Fund Name                                   Fund No.    Annualized Fee Rate
Cash Account Trust
Government & Agency Securities Portfolio:
      DWS Government & Agency Money Fund      356   0.25 of 1% (25 basis points)
Tax-Exempt Portfolio:
      DWS Tax-Exempt Money Fund               357   0.25 of 1% (25 basis points)
      DWS Tax-Free Money Fund Class S         2056  0.25 of 1% (25 basis points)
Investors Cash Trust
Treasury Portfolio:
      DWS U.S. Treasury Money Fund Class S    2054  0.25 of 1% (25 basis points)
DWS Money Funds
DWS Money Market Prime Series

      DWS Money Market Fund                   6     0.25 of 1% (25 basis points)
      DWS Cash Investment Trust Class S       2021  0.25 of 1% (25 basis points)
      DWS Cash Investment Trust Class A       421   0.25 of 1% (25 basis points)
DWS Money Market Trust
DWS Money Market Series (a feeder in Cash Management
Portfolio) Institutional Class                2403  0.02 of 1% (2 basis points)

No fee (including Administrative Fee) is payable on any Institutional Class shares of the index Funds listed in Schedule A. In addition, no fee is payable on Funds other than equity, fixed income, index and/or money market Funds as indicated above. The Transfer Agent will provide a list of all the Funds categorized as equity, fixed income, index and/or money market Funds, for purposes of this section, which list may be amended from time to time at the discretion of the Transfer Agent. In any case, no fee shall be paid under the Agreement with respect to any Class A, Class S and/or Institutional Class shares of a Fund for which a Fund or the Transfer Agent (or its affiliates) is obligated to pay fees to another entity for similar services as those provided by the Service Provider under the Agreement.

2. The Service Provider shall provide the Transfer Agent with an invoice for any Administrative Fees (as set out in section 1 above) at the end of each calendar quarter.

3. If the Service Provider begins or ceases performing Services during the month, any applicable Administrative Fees shall be prorated according to the proportion which such portion of the month bears to the full month.

4. The Service Provider shall have sixty (60) days following receipt of the payment to verify the amount of the payment and after such time the amount will be considered final.